Exhibit 21

Subsidiaries of the Company.

SUBSIDIARIES OF A. SCHULMAN, INC.

Name	Jurisdiction of Incorporation/Organization

N.V. A. Schulman, Plastics, S.A.[1]	Belgium
N.V. A. Schulman, S.A.	Belgium
A. Schulman, S.A.[3]	France
A. Schulman Plastics, S.A.[3]	France
Diffusion Plastique[4]	France
A. Schulman GmbH[10]	Germany
A. Schulman, Inc., Limited[1]	United Kingdom
A. Schulman Canada Ltd.	Ontario, Canada
A. Schulman Foreign Sales Corporation	Virgin Islands
Master Grip, Inc.	Ohio
Gulf Coast Plastics, Inc.	Texas
A. Schulman AG	Switzerland
ASI Investments Holding Co.	Delaware
ASI Akron Land Co.	Delaware
A. Schulman International, Inc	Delaware
A. Schulman de Mexico, S.A. de C.V.[5]	Mexico
ASI Employment, S.A. de C.V.[5]	Mexico
AS Mex Hold, S.A. de C.V.[6]	Mexico
Texas Polymer Services, Inc.	Ohio
Polyvin GmbH[7]	Germany
A. Schulman Aschersleben GmbH[7]	Germany
A. Schulman Polska Sp. z 0.0.[7]	Poland
A. Schulman Plastics SpA[3]	Italy
A. Schulman International Services N.V.[2]	Belgium
A. Schulman Hungary Kft.[7]	Hungary
PT A. Schulman Plastics, Indonesia[8]	Indonesia
The Sunprene Company[9]	Ohio
A. Schulman Plastics S.L.[1]	Spain
A. Schulman Europe GmbH	Germany

[1] Owned by A. Schulman Europe GmbH
[2] Owned by N.V.A. Schulman, S.A.
[3] Owned by N.V.A. Schulman, Plastics, S.A.
[4] Owned by A. Schulman, S.A.
[5] Owned by AS MexHold, S.A. de C.V.
[6] Owned by A. Schulman International, Inc.
[7] Owned by A. Schulman GmbH
[8] 65% owned (in joint venture) by A. Schulman International, Inc.
[9] 70% owned (in partnership) by ASI Investments Holding Co.
[10] Owned 90% by A. Schulman Europe GmhH and 10% by A. Schulman, Inc.

21-1